Exhibit 99.1

Tropicana Entertainment Inc. Announces Pending Sale of
River Palms Resort and Casino In Laughlin, Nevada to M1 Gaming.

Tropicana will continue to operate River Palms until completion of transaction

Las Vegas, Nevada  (May 1, 2013) - Tropicana Entertainment Inc. (“Tropicana”) announces that it has entered into a definitive agreement for the sale of River Palms Resort and Casino in Laughlin, Nevada to M1 Gaming, for a purchase price of $7 million.

The closing is conditioned on regulatory approvals, which are anticipated to be received in the third quarter of 2013. Until completion of the transaction, Tropicana will continue to operate River Palms, maintaining accommodations and services for Tropicana's River Palms guests.

“We are pleased to announce this agreement today,” said Tony Rodio, President and Chief Executive Officer for Tropicana. “When complete, this transaction will enable Tropicana to focus our Laughlin efforts exclusively on our flagship property - Tropicana Laughlin."

Tropicana is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Mississippi, Nevada, New Jersey and Aruba. Tropicana properties collectively have approximately 6,046 rooms, 7,121 slot positions and 231 table games. The company is based in Las Vegas, Nevada.

Cautionary Note Regarding Forward-Looking Statements. This press release contains statements relating to the Company's plans, objectives, expectations and intentions, events and plans that are forward-looking statements. Forward-looking statements represent the Company's estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding the Company's anticipated sale of its River Palms casino to M1 Gaming, the anticipated benefits to the Company of such sale, the anticipated timing to receive regulatory approvals of such sale, and the Company's expectation regarding the Laughlin, Nevada market. These forward-looking statements are based upon assumptions made by the Company as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, that the Company may not realize the anticipated advantages of the sale, risks associated with any difficulties, delays, unanticipated costs or other challenges to consummating the sale, the risk that regulatory approvals may not be received in a timely manner, if at all, the risk that the sale may not be consummated in a timely manner, if at all, and the additional risk factors described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.